THE 2006 LANDMARK LAND COMPANY, INC.

INCENTIVE STOCK OPTION PLAN

____________________________

(Adopted April 29, 2006)

Section 1.	Name and Purpose.

1.1         The name of this Plan shall be The 2006 Landmark Land Company, Inc. Incentive Stock Option Plan.

1.2        The purpose of this Plan is to advance the interests of the Company and its stockholders by affording Employees an opportunity to purchase Company Stock through the exercise of options granted hereunder. By encouraging such stock ownership, and thus enabling Employees to share in the growth and prosperity of the Company and accumulate capital for their future economic security and retirement, the Company seeks to attract, retain and motivate Employees, and to encourage them to devote their best efforts to the business and financial success of the Company. It is intended that this purpose will be effected by the granting of stock options as provided herein, all of which are intended to qualify as "incentive stock options" under the provisions of Section 422 of the Code.

Section 2.	Definitions.

For the purpose of this Plan, the following terms used herein shall have the following meanings, unless a different meaning is clearly required by the context:

2.1	"Board of Directors" shall mean the Board of Directors of the Company.

2.2	"Code" shall mean the Internal Revenue Code of 1954, as amended.

2.3          "Committee" shall mean the Executive Committee of the Board of Directors, consisting of at least three (3) members of the Board of Directors.

2.4          "Company" shall mean Landmark Land Company, Inc., a Delaware corporation, its successors and assigns.

2.5	"Company Stock" shall mean shares of any class of common stock of the Company.

2.6          "Employee" shall mean any person employed on a full-time basis by an Employer during any Plan Year.

2.7	"Employer" shall mean Landmark Land Company, Inc. or any Subsidiary thereof.

2.8          "Hours of Service" shall mean the actual hours for which an Employee is paid or entitled to be paid by an Employer for the performance of duties for the Employer.

2.9	"Option" shall mean any option granted to a Participant under this Plan.

2.10        "Optionee" shall mean any Participant to whom an option is granted under this Plan, or, where the context specifically permits, such Participant's estate, personal representative or beneficiary to whom an Option shall have been transferred pursuant to the laws of descent and distribution, or the guardian or conservator of such Participant.

2.11       "Option Price" shall mean the price payable by the Optionee for shares of Company Stock upon exercise of an Option.

2.12	"Parent" of the Company shall have the meaning set forth in Section 425(e) of the Code.

2.13	"Participant" shall mean any Employee who is eligible for participation in this Plan.

2.14	"Plan" shall mean The 2006 Landmark Land Company, Inc. Incentive Stock Option Plan.

2.15       "Plan Year" shall mean the twelve (12)-month period commencing January 1, and ending December 31, of each year after 2006, except that the first Plan Year shall mean the period commencing April 29, 2006 and ending December 31, 2006.

2.16       "Subsidiary" of the Company shall have the meaning set forth in Section 425(e) of the Code.

2.17       "Year of Service" shall mean a twelve (12)-month period during which an Employee renders at least an aggregate of one thousand five hundred (1,500) Hours of Service (whether or not continuous), either with a single Employer or two (2) or more Employers combined.

Section 3.	Eligibility.

3.1         Every Employee shall be eligible to become a Participant in this Plan, unless the Board of Directors (or the Committee so authorized by the Board of Directors) otherwise determines in its sole discretion.

3.2         Options may be granted only to such Participants as are selected by the Board of Directors (or the Committee so authorized by the Board of Directors) in its sole discretion.

Section 4.	Company Stock Subject to Plan; Special Limitations.

4.1         The total number of shares of Company Stock for which Options may be granted under this Plan shall not exceed in the aggregate seven hundred sixty-six thousand (766,000) shares, subject to adjustment as provided in Section 7 hereof.

4.2         The shares of Company Stock that may be covered by Options may be either authorized and unissued shares, or shares reacquired at any time and now or hereafter held as treasury stock, as the Board of Directors (or the Committee so authorized by the Board of Directors) may determine from time to time, in it sole discretion. In the event that any outstanding Option expires or is terminated for any reason, the shares of Company Stock allocable to the unexercised portion of such Option may again be subjected to an Option; provided, however, that Options once granted cannot be rescinded for the purpose of making the shares covered by such Options subject to another Option at a lower Option Price.

4.3         No Option shall be granted to a Participant who, at the time the Option is granted, owns (actually or constructively under the provisions of Section 425(d) of the Code) Company Stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or of any Parent or Subsidiary of the Company, unless (i) the Option Price is at least one hundred ten percent (110%) of the fair market value (determined as of the time the Option is granted) of the shares of Company Stock subject to the Option, and (ii) the Option, by its terms, is not exercisable more than five (5) years from the date it is granted.

Section 5.	Administration of the Plan.

5.1         This plan shall be administered by the Board of Directors or, if authorized at any time by the Board of Directors, by the Committee. Directors who are Employees, including members of the Committee, shall be eligible to be Participants in this Plan.

5.2         The Board of Directors (or the Committee so authorized by the Board of Directors) shall have the sole authority and discretion under this Plan to (i) select the Employees who are to be Participants, and the Participants who are to be granted Options, (ii) establish the number of shares of Company Stock that may be issued under each Option, (iii) determine the time and the conditions subject to which Options may be exercised in whole or in part, (iv) establish any other terms and conditions applicable to any Option not inconsistent with the status of the Option as an "incentive stock option" under Section 422 of the Code, (v) determine the form of the consideration that may be used to purchase shares of Company Stock upon exercise of any Option (including the circumstances under which the Company's issued and outstanding common shares may be used by an Optionee to exercise the Option), and (vi) make all determinations necessary for the administration of this Plan.

5.3         The Board of Directors (or the Committee so authorized by the Board of Directors) is authorized to construe, interpret and apply this Plan and may, from time to time, adopt such rules and regulations, not inconsistent with the provisions of this Plan, as it may deem advisable, in its sole discretion, to carry out the purpose of this Plan.

5.4         The interpretation, construction or application by the Board of Directors (or the Committee) of any provisions of this Plan, any Option granted hereunder or any option agreement evidencing any such Option shall be final and conclusive.

5.5         In its administration of this Plan, the Board of Directors (or the Committee) may rely upon any advice or information furnished by the Company's counsel or independent auditors. No member of the Board of Directors (or the Committee) shall be liable for any omission, action or determination with respect to this Plan or any Option granted hereunder, absent a conclusive showing of his or her bad faith in connection therewith.

Section 6.	Terms and Conditions of Options.

6.1         Subject to the provisions of Section 6.2 hereof, the terms and conditions of each Option granted under this Plan (which need not be identical to those of any other Option granted hereunder) shall be specified by the Board of Directors (or the Committee so authorized by the Board of Directors) and shall be set forth in an option agreement between the Company and the Optionee, in such form as the Board of Directors (or the Committee so authorized by the Board of Directors) shall approve.

6.2	The terms and conditions of each Option shall include the following:

a.            The Option Price shall be fixed by the Board of Directors (or the Committee so authorized by the Board of Directors), but in no event shall be less than one hundred percent (100%) (or one hundred ten percent (110%), in the case of a Participant referred to in Section 4.3 hereof) of the fair market value of the shares of Company Stock subject to the Option at the time such option is granted. Fair market value means as of any given date, fair market value of a share of stock on the immediately preceding business date determined by such methods or procedures as may be established from time to time by the Board of Directors (or the committee so authorized by the Board of Directors). Unless otherwise determined, the fair market value of a share of stock as of any date shall be the closing trading price for a share of stock as reported for the immediately preceding date or if no such price was reported for that date, the closing trading price on the next preceding date for which a trading price was reported.

b.           Options shall not be transferable otherwise than by will or the laws of descent and distribution, and, during an Optionee's lifetime, an Option shall be exercisable only by the Optionee or his or her guardian or conservator.

c.            The Board of Directors (or the Committee so authorized by the Board of Directors) shall fix the duration term of all Options granted pursuant to this Plan (including the date on which such Option shall expire and terminate); provided, however, that, except as otherwise provided in Section 4.3 hereof, such term shall in no event exceed ten (10) years from the date on which the Option is granted, subject in all cases to earlier expiration and termination on the date provided in paragraphs d and e of this Section 6.2, in the event of the Optionee's termination of employment or death. Each Option shall be exercisable in such amount or amounts and at such times or intervals or in such installments as shall be determined by the Board of Directors (or the Committee so authorized by the Board of Directors); provided, however, that, subject to paragraph (d)(i) of this Section 6.2, no Option (other than an Option referred to in Section 4.3 hereof) shall be exercisable before the expiration of five (5) years from the date of grant of the Option, or the death of the Optionee while still employed by an Employer, whichever shall first occur, subject in all cases to earlier exercise pursuant to the acceleration provision of Section 7.1 hereof. No Option may be exercised after the expiration date thereof fixed by the Board of Directors (or the Committee).

d.           In the event an Optionee shall cease to be employed by an Employer for any reason other than his or her death, then (i) in the case of such cessation occurring prior to the expiration of five (5) years from the Option grant date, involving Optionees other than those referred to in Section 4.3 hereof, the Option automatically shall lapse, cease to be exercisable and be deemed null and void, unless the Board of Directors (or the Committee so authorized by the Board of Directors) determines upon such cessation, in its sole discretion, that the Option may be exercised in whole or in part, and gives the Optionee written notice thereof, and (ii) in all other cases of such cessation may only be exercised within three (3) months after the date of such cessation, but only to the extent that his or her right to exercise such portion had vested as of the date of such cessation.

e.            In the event an Optionee shall die while in the employ of an Employer, the unexercised portion of any Option held by such Optionee at the time of death may only be exercised within one (1) year after the date of such death, but only to the extent that the Optionee's right to exercise such portion had vested at the time of such death. Such Option exercise may be made by the executor or administrator of the deceased Optionee, or by any person or persons who shall have acquired the Option directly from the Optionee by bequest or inheritance.

f.            The aggregate fair market value (determined as of the date the Option is granted) of the shares of Company Stock for which a Participant may be granted Options under this Plan in any Plan Year shall not exceed One Hundred Thousand Dollars ($100,000). If such Participant is eligible to participate in any other incentive stock option plan established by the Company (or any Parent or Subsidiary), the annual (Plan Year) limitation of One Hundred Thousand Dollars ($100,000) for such Participant shall apply to the aggregate number of shares of stock for which Options (under this Plan) may be granted to such Participant. In addition, the aggregate fair market value (determined at the time the option is granted) of the Company Stock with respect to which incentive stock options are exercisable for the first time by a Participant during any calendar year (under all such plans of the Employer) shall not exceed One Hundred Thousand Dollars ($100,000).

g.            An Option shall be exercisable only by delivery of a written notice to the Company or to an officer of the Company designated by the Board of Directors (or the Committee) to accept such notices on the Company's behalf, specifying the number of shares of Company Stock for which the Option is exercised. If said shares are not at that time effectively registered under the Securities Act of 1933, as amended, the Optionee shall include with such notice a statement in form and substance satisfactory to the Company, confirming that the shares are being purchased for the Optionee's own account for investment and not with a view to distribution.

h.           Payment of the Option Price for the shares of Company Stock acquired upon exercise of an Option shall be made in full at the time the Option is exercised. Payment shall be made (i) in cash, (ii) by check, (iii) if specified in the option agreement entered into by the Optionee and the Company or otherwise permitted by the Board of Directors (or the Committee so authorized by the Board of Directors) in its sole discretion (x) by delivery and assignment to the Company of Common Shares of the Company having a value equal to the Option price, or (y) by any combination of the methods stated in preceding clauses (i), (ii), and (iii). The value of the Company's common stock for such purpose shall be its fair market value as of the date the Option is exercised, as determined by the Board of Directors (or the Committee so authorized by the Board of Directors).

i.            Options Not Qualifying as Incentive Stock Options. With respect to all or any portion of any Option granted under this Plan not qualifying as an “incentive stock option” under Section 422 of the Code, such Option shall be considered as a “nonqualified stock option” granted under this Plan for all purposes. Further, in the event that the Committee grants “incentive stock options” under this Plan to a Participant, and, in the event that the applicable limitation contained in Subsection 6.2(f) herein is exceeded, then, such “incentive stock options” in excess of such limitation shall be treated as “nonqualified stock options” under this Plan subject to the terms and provisions of the applicable Incentive Stock Option Agreement, except to the extent modified to reflect recharacterization of the “incentive stock options” as “nonqualified stock options”.

Section 7.	Adjustments.

7.1         In the event that the outstanding shares of the Company Stock shall be increased or decreased, or changed into, or exchanged for, a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization, merger or consolidation, or through recapitalization, stock splits (or any other changes of similar nature or import affecting the Company Stock), the Board of Directors (or the Committee so authorized by the Board of Directors) may make appropriate adjustments in the number or kind of shares (to the nearest possible full share) and price per share thereof (subject to the limitations of Section 425 of the Code), in order to preserve the proportion of the Company's shares available for issue under this Plan and each Optionee's proportionate interest, and in order that the aggregate Option Price remains unchanged; provided, however, that in the event of any contemplated transaction which may constitute a change in control of the Company, the Board of Directors (or the Committee so authorized by the Board of Directors) may, upon the approval of a majority of the members of the Board of Directors who do not then hold any Options, modify any outstanding Options so as to accelerate (but subject to Section 6(f) hereof) an Optionee's right to exercise any such outstanding Option, in connection with such transaction.

7.2         Each Optionee shall be notified of any adjustment pursuant to preceding Section 7.1 and any such adjustment (or the failure to make any adjustment) shall be effective and binding for all purposes of this Plan.

Section 8.	Continuation of Employment.

8.1         Neither this Plan nor any Option granted hereunder shall confer upon any Employee, Participant or Optionee any right to continue in the employ of any Employer, or limit in any respect the right of an Employer to terminate his or her employment at any time.

Section 9.	Amendment.

9.1         The Board of Directors may amend this Plan from time to time as it deems desirable, in its sole discretion, and shall make any amendments that may be required in order that the Options granted hereunder shall at all times continue to be incentive stock options under Section 422 of the Code.

Section 10.	Adoption and Effective Date of Plan.

10.1       This Plan was adopted by the Board of Directors on April 29, 2006. This Plan shall be submitted to the stockholders of the Company in such manner as is permitted by applicable law, and if approved by the holders of a majority of the outstanding stock of the Company entitled to vote thereon, within one (1) year of April 29, 2006, this Plan shall become effective as of April 29, 2006.

10.2       Options may be granted hereunder before stockholder approval pursuant to preceding Section 10.1 is obtained, but no such Options may be exercised until such stockholder approval is so obtained; and if such stockholder approval is not so obtained, any such Option granted hereunder automatically shall lapse, cease to be exercisable and be deemed null and void.

Section 11.	Termination of Plan.

11.1       The Board of Directors may terminate this Plan at any time, in its sole discretion. Unless this Plan shall theretofore have been terminated by the Board of Directors, it shall terminate in ten (10) years from the date of its adoption by the Board of Directors, however, any outstanding option grants upon such termination shall not be affected thereby. No Options may be granted hereunder after termination of this Plan. The termination of this Plan shall not alter or impair any rights or obligations under any Option theretofore granted under this Plan.

Section 12.	Change of Control.

If the Company shall, pursuant to action by its Board of Directors, at any time propose to dissolve or liquidate or merge into, consolidate with, or sell or otherwise transfer all or substantially all of its assets to another corporation and provision is not made pursuant to the terms of such transaction for the assumption by the surviving, resulting or acquiring corporation of outstanding Options under this Plan, or for the substitution of new options therefor, the Committee shall cause written notice of the proposed transaction to be given to the Participant not less than forty days prior to the anticipated effective date of the proposed transaction, and prior to a date specified in such notice, which shall be not more than ten days prior to the anticipated effective date of the proposed transaction, the Participant shall have the right to exercise vested Options and to purchase any or all of the Company Stock then subject to vested Options. The Participant, by so notifying the Company in writing, may, in exercising the Option, condition such exercise upon, and provide that such exercise shall become effective at the time of, but immediately prior to, the consummation of the transaction, in which event the Participant need not make payment for the Company Stock to be purchased upon exercise of the Option until five days after written notice by the Company to the Participant that the transaction has been consummated. If the transaction is consummated, the Option, to the extent not previously exercised prior to the date specified in the foregoing notice, shall terminate on the effective date of such consummation. If the transaction is abandoned, any Company Stock not purchased upon exercise of the Option shall continue to be available for purchase in accordance with the other provisions of the Plan.